EXHIBIT 99.1

HEICO Corporation Reports Record Sales, Operating Income and Net Income for Fiscal 2010 Fourth Quarter and Full Year Results; Targets Continued Growth in Fiscal 2011

4th Quarter Net Income up 34%; Operating Income up 23% on 18% Increase in Net Sales

HOLLYWOOD, Fla. and MIAMI, Dec. 15, 2010 (GLOBE NEWSWIRE) -- HEICO CORPORATION (NYSE:HEI.A) (NYSE:HEI) today reported that net income increased 34% to a record $15,642,000, or 46 cents per diluted share, for the fourth quarter of fiscal 2010, up from $11,636,000, or 35 cents per diluted share, for the fourth quarter of fiscal 2009. For the fiscal year ended October 31, 2010, net income increased 23% to a record $54,938,000, or $1.62 per diluted share, up from $44,626,000, or $1.32 per diluted share, for the fiscal year ended October 31, 2009.

Operating income increased 23% to a record $29,679,000 in the fourth quarter of fiscal 2010, up from $24,061,000 in the fourth quarter of fiscal 2009. For the fiscal year ended October 31, 2010, operating income increased 24% to a record $109,173,000, up from $88,255,000 for the fiscal year ended October 31, 2009. Our consolidated operating margin improved to 17.5% and 17.7% for the fourth quarter and fiscal year ended October 31, 2010, respectively, up from 16.8% and 16.4% in the fourth quarter and fiscal year ended October 31, 2009.

Net sales increased 18% to a record $169,370,000 in the fourth quarter of fiscal 2010, up from $143,607,000 in the fourth quarter of fiscal 2009. For the fiscal year ended October 31, 2010, net sales increased 15% to a record $617,020,000, up from $538,296,000 for the fiscal year ended October 31, 2009.

(NOTE: HEICO has two classes of common stock traded on the NYSE. Both classes, the Class A Common Stock (HEI.A) and the Common Stock (HEI), are virtually identical in all economic respects. The only difference between the share classes is the voting rights. The Class A Common Stock (HEI.A) receives 1/10 vote per share and the Common Stock (HEI) receives one vote per share.)

Laurans A. Mendelson, HEICO's Chairman and CEO, commenting on the Company's fourth quarter results stated, "Our fourth quarter operating results exceeded our expectations with record consolidated net sales, operating income and net income for both our fourth quarter and full fiscal 2010. The record results are driven by record growth within our Electronic Technologies Group and improved results within our Flight Support Group.

Our Electronic Technologies Group reported record net sales for the fourth quarter and fiscal year ended October 31, 2010, with increases of 27% and 43%, respectively, over fiscal 2009. Net sales in the fourth quarter of fiscal 2010 increased to a record $58.4 million, up from $45.8 million in the fourth quarter of fiscal 2009. Net sales for the fiscal year ended October 31, 2010 increased to a record $205.6 million, up from $143.4 million for the fiscal year ended October 31, 2009. The increase in net sales of our Electronic Technologies Group for the fourth quarter reflects organic growth of 7% attributable to increased demand for our medical equipment, defense and electronic products, and additional revenues contributed by acquisitions totaling approximately $9 million. For the full 2010 fiscal year, the increase in net sales of our Electronic Technologies Group reflects organic growth of 12%, also attributable to the increased demand for our medical equipment, defense and electronic products, and additional revenues contributed by acquisitions totaling approximately $40 million.

Operating income of the Electronic Technologies Group increased 20% to a record $16.2 million for the fourth quarter of fiscal 2010, up from $13.5 million for the fourth quarter of fiscal 2009, and increased 40% to a record $56.1 million for the fiscal year ended October 31, 2010, up from $40.0 million for the fiscal year ended October 31, 2009.  The increases in operating income for the fourth quarter and full fiscal 2010 year primarily reflect the organic sales growth and the impact of the acquisitions.

Operating margins of the Electronic Technologies Group continued to be strong at 27.7% and 27.3%, respectively, for the fourth quarter and fiscal year ended October 31, 2010, compared to 29.4% and 27.9% reported for the fourth quarter and fiscal year ended October 31, 2009, respectively.

Net sales of our Flight Support Group increased 14% in the fourth quarter of fiscal 2010 to $111.2 million, up from $97.9 million in the fourth quarter of fiscal 2009. Net sales for the fiscal year ended October 31, 2010 increased to $412.3 million, up 4% from $395.4 million for the fiscal year ended October 31, 2009. The 14% increase in net sales in the fourth quarter of fiscal 2010 over the fourth quarter of fiscal 2009 represents organic growth and marks the third quarter in a row the Flight Support Group reported a sequential increase in quarterly net sales reflecting the capacity growth of our commercial airline customers.

Operating income of the Flight Support Group increased 28% to $17.6 million for the fourth quarter of fiscal 2010, up from $13.7 million for the fourth quarter of fiscal 2009, and increased 13% to $67.9 million for the fiscal year ended October 31, 2010, up from $60.0 million for the fiscal year ended October 31, 2009, reflecting higher operating margins and higher sales.

Operating margins of the Flight Support Group increased significantly to 15.8% for the fourth quarter of fiscal 2010, up from 14.0% reported for the fourth quarter of 2009, and to 16.5% for fiscal 2010, up from 15.2% for fiscal 2009, principally reflecting the impact of higher sales volumes and a more favorable product sales mix.

Our cash flow and balance sheet remain strong. As of October 31, 2010, the Company's net debt to equity ratio was an extremely low 1.4%, with net debt (total debt less cash and cash equivalents) of $7.7 million. We have no significant debt maturities until fiscal 2013. Our strong cash flow and balance sheet combined with our healthy cash position will allow us to take advantage of acquisition opportunities as they arise.

Cash flow from operating activities for the fiscal year ended October 31, 2010 totaled $101.7 million, representing 185% of net income and including $33.8 million generated in the fourth quarter of fiscal 2010, up from $75.8 million for the fiscal year ended October 31, 2009. Our capital expenditures for fiscal 2010 totaled $8.9 million.

As we look forward to fiscal 2011, we are seeing continuing signs of improved product demand within our commercial aviation markets, which represent over 60% of our consolidated sales. This improved demand appears sustainable into fiscal 2011 and the expected increase in capacity in the commercial airline industry during 2011 should positively impact us. In our electronic, defense and space markets, we are pleased with increasing demand for some of our commercial products and overall stable demand for our defense products.

Based on current market conditions, at this time we are estimating growth in fiscal 2011 full year net sales and net income of approximately 10% - 12% over fiscal 2010 levels, with consolidated operating margins for the full year approximating the fiscal 2010 operating margins. These estimates exclude the impact of additional acquisitions, if any. Consistent with our long-term growth goals, management continues to target net income growth of 20% including acquisitions, but it is too early in the year for us to make such predictions for fiscal 2011.

Fiscal 2011 cash flow provided by operating activities is expected to remain strong and to approximate $90 - $100 million. Capital expenditures in fiscal 2011 are anticipated to approximate $10 - $12 million.

As previously mentioned, it is through the dedication and efforts of the HEICO Team Members that we have achieved our significant growth record and we believe our focus on developing new products and services and increasing market penetration, while maintaining our strong financial position and disciplined acquisition strategy, will provide continuing opportunity for substantial growth and profitability."

As previously announced, HEICO will hold a conference call on Thursday, December 16, 2010 at 9:00 a.m. Eastern Standard Time to discuss its fourth quarter and fiscal year results. Individuals wishing to participate in the conference call should dial: U.S. and Canada (877) 586-4323, International (706) 679-0934, wait for the conference operator and provide the operator with the Conference ID 29462619. A digital replay will be available two hours after the completion of the conference for 14 days. To access, dial: (706) 645-9291, and enter the Encore Conference ID 29462619.

There are currently approximately 19.9 million shares of HEICO's Class A Common Stock (HEI.A) outstanding and 13.1 million shares of HEICO's Common Stock (HEI) outstanding. The stock symbols for HEICO's two classes of common stock on most web sites are HEI.A and HEI. However, some web sites change HEICO's Class A Common Stock trading symbol (HEI.A) to HEI/A or HEIa.

HEICO Corporation is engaged primarily in certain niche segments of the aviation, defense, space, medical, telecommunication and electronic industries through its Flight Support Group and its Electronic Technologies Group. HEICO's customers include a majority of the world's airlines and airmotives as well as numerous defense and space contractors and military agencies worldwide in addition to medical, telecommunication and electronic equipment manufacturers. For more information about HEICO, please visit our web site at http://www.heico.com.

Certain statements in this press release constitute forward-looking statements, which are subject to risks, uncertainties and contingencies. HEICO's actual results may differ materially from those expressed in or implied by those forward-looking statements as a result of factors including, but not limited to: lower demand for commercial air travel or airline fleet changes, which could cause lower demand for our goods and services; product specification costs and requirements, which could cause an increase to our costs to complete contracts; governmental and regulatory demands, export policies and restrictions, reductions in defense, space or homeland security spending by U.S. and/or foreign customers or competition from existing and new competitors, which could reduce our sales; HEICO's ability to introduce new products and product pricing levels, which could reduce our sales or sales growth; HEICO's ability to make acquisitions and achieve operating synergies from acquired businesses, customer credit risk, interest and income tax rates and economic conditions within and outside of the aviation, defense, space, medical, telecommunication and electronic industries, which could negatively impact our costs and revenues. Parties receiving this material are encouraged to review all of HEICO's filings with the Securities and Exchange Commission, including, but not limited to filings on Form 10-K, Form 10-Q and Form 8-K. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)

	Fiscal Year Ended October 31,
	2010		2009 (a)
Net sales	$617,020,000		$538,296,000
Cost of sales	394,673,000		357,285,000
Selling, general and administrative expenses	113,174,000		92,756,000
Operating income	109,173,000		88,255,000
Interest expense	(508,000)		(615,000)
Other income	390,000		205,000
Income before income taxes and noncontrolling interests	109,055,000		87,845,000
Income tax expense	36,700,000		28,000,000
Net income from consolidated operations	72,355,000		59,845,000
Less: Net income attributable to noncontrolling interests	17,417,000		15,219,000
Net income attributable to HEICO	$54,938,000		$44,626,000	(d)

Net income per share attributable to HEICO shareholders: (b)
Basic	$1.67	(c)	$1.36	(d)
Diluted	$1.62	(c)	$1.32	(d)

Weighted average number of common shares outstanding: (b)
Basic	32,832,508		32,755,999
Diluted	33,770,830		33,780,039

	Fiscal Year Ended October 31,
	2010		2009
Operating segment information: --
Net sales:
Flight Support Group	$412,337,000		$395,423,000
Electronic Technologies Group	205,648,000		143,372,000
Intersegment sales	(965,000)		(499,000)
	$617,020,000		$538,296,000

Operating income:
Flight Support Group	$67,896,000		$60,003,000
Electronic Technologies Group	56,126,000		39,981,000
Other, primarily corporate	(14,849,000)		(11,729,000)
	$109,173,000		$88,255,000

HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended October 31,
	2010		2009 (a)
Net sales	$169,370,000		$143,607,000
Cost of sales	108,322,000		94,829,000
Selling, general and administrative expenses	31,369,000		24,717,000
Operating income	29,679,000		24,061,000
Interest expense	(86,000)		(131,000)
Other (expense) income	(2,000)		19,000
Income before income taxes and noncontrolling interests	29,591,000		23,949,000
Income tax expense	9,700,000		8,669,000
Net income from consolidated operations	19,891,000		15,280,000
Less: Net income attributable to noncontrolling interests	4,249,000		3,644,000
Net income attributable to HEICO	$15,642,000		$11,636,000

Net income per share attributable to HEICO shareholders: (b)
Basic	$.47	(c)	$.36
Diluted	$.46	(c)	$.35

Weighted average number of common shares outstanding: (b)
Basic	32,950,620		32,626,688
Diluted	33,823,079		33,669,208

	Three Months Ended October 31,
	2010		2009
Operating segment information: --
Net sales:
Flight Support Group	$111,192,000		$97,880,000
Electronic Technologies Group	58,417,000		45,849,000
Intersegment sales	(239,000)		(122,000)
	$169,370,000		$143,607,000

Operating income:
Flight Support Group	$17,564,000		$13,706,000
Electronic Technologies Group	16,165,000		13,473,000
Other, primarily corporate	(4,050,000)		(3,118,000)
	$29,679,000		$24,061,000

HEICO CORPORATION

Footnotes to Condensed Consolidated Statements of Operations (Unaudited)

(a)   Effective November 1, 2009, we adopted new accounting guidance that has affected the presentation of noncontrolling interests in our results of operations. For example, under this guidance, "Net income from consolidated operations" is comparable to what was previously presented as "Income before minority interests" and "Net income attributable to HEICO" is comparable to what was previously presented as "Net income."

(b)   All share and per share information has been adjusted retrospectively to reflect a 5-for-4 stock split effected in April 2010.

(c)   The Company calculates net income per share using the two-class method by reducing net income attributable to HEICO by the portion of any adjustments to the redemption amount of redeemable noncontrolling interests determined to be in excess of fair value, which totaled $102,000 in the fourth quarter and full year of fiscal 2010.

(d)   Fiscal 2009 net income reflects a settlement reached with the Internal Revenue Service pertaining to the income tax credit claimed on HEICO's U.S. federal filings for qualified research and development activities incurred during fiscal years 2002 through 2005 as well as an aggregate reduction to the related liability for unrecognized tax benefits for fiscal years 2006 through 2008, which increased net income attributable to HEICO for fiscal 2009 by approximately $1,225,000, or $.04 per basic and diluted share.

HEICO CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)

	As of October 31,
	2010	2009 (a)
Cash and cash equivalents	$6,543,000	$7,167,000
Accounts receivable, net	91,815,000	77,864,000
Inventories, net	138,215,000	137,585,000
Prepaid expenses and other current assets	22,676,000	20,961,000
Total current assets	259,249,000	243,577,000
Property, plant and equipment, net	59,003,000	60,528,000
Goodwill	385,016,000	365,243,000
Other assets	78,375,000	63,562,000
Total assets	$781,643,000	$732,910,000

Current maturities of long-term debt	$148,000	$237,000
Other current liabilities	81,684,000	65,276,000
Total current liabilities	81,832,000	65,513,000
Long-term debt, net of current maturities	14,073,000	55,194,000
Deferred income taxes	45,308,000	41,340,000
Other non-current liabilities	30,556,000	23,268,000
Total liabilities	171,769,000	185,315,000
Redeemable noncontrolling interests	55,048,000	56,937,000
Shareholders' equity	554,826,000	490,658,000
Total liabilities and equity	$781,643,000	$732,910,000

(a)   Certain October 31, 2009 amounts have been adjusted retrospectively to conform to new accounting guidance on accounting for noncontrolling interests (formerly referred to as minority interests) that we adopted effective November 1, 2009.

HEICO CORPORATION
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Fiscal year ended October 31,
	2010	2009 (a)
Operating Activities:
Net income from consolidated operations (b)	$72,355,000	$59,845,000
Depreciation and amortization	17,597,000	14,967,000
Impairment of intangible assets	1,438,000	300,000
Deferred income tax provision (benefit)	1,817,000	(2,651,000)
Tax benefit from stock option exercises	951,000	1,890,000
Excess tax benefit from stock option exercises	(669,000)	(1,573,000)
Stock option compensation expense	1,353,000	181,000
(Increase) decrease in accounts receivable	(10,684,000)	15,214,000
Decrease (increase) in inventories	6,359,000	(87,000)
Increase (decrease) in current liabilities	10,403,000	(17,851,000)
Other	797,000	5,582,000
Net cash provided by operating activities	101,717,000	75,817,000

Investing Activities:
Acquisitions, net of cash acquired	(39,061,000)	(59,798,000)
Capital expenditures	(8,877,000)	(10,253,000)
Other	(325,000)	20,000
Net cash used in investing activities	(48,263,000)	(70,031,000)

Financing Activities:
(Payments) borrowings on revolving credit facility, net	(41,000,000)	18,000,000
Distributions to noncontrolling interests	(10,360,000)	(9,591,000)
Acquisitions of noncontrolling interests	(795,000)	(11,268,000)
Repurchases of common stock	—	(8,098,000)
Cash dividends paid	(3,546,000)	(3,150,000)
Proceeds from stock option exercises	1,815,000	1,207,000
Excess tax benefit from stock option exercises	669,000	1,573,000
Other	(975,000)	(219,000)
Net cash used in financing activities	(54,192,000)	(11,546,000)

Effect of exchange rate changes on cash	114,000	365,000

Net decrease in cash and cash equivalents	(624,000)	(5,395,000)
Cash and cash equivalents at beginning of year	7,167,000	12,562,000
Cash and cash equivalents at end of year	$6,543,000	$7,167,000

HEICO CORPORATION

Footnotes to Condensed Consolidated Statements of Cash Flows (Unaudited)

(a)   Certain amounts for the fiscal year ended October 31, 2009 have been adjusted retrospectively to conform with new accounting guidance on accounting for noncontrolling interests (formerly referred to as minority interests) that we adopted effective November 1, 2009.

(b)   Based on new accounting guidance adopted, net income from consolidated operations includes net income attributable to noncontrolling interests, net of taxes, of $17.4 million and $15.2 million for fiscal 2010 and 2009, respectively. Such presentation does not change the amounts reported as "Net cash provided by operating activities."

CONTACT: HEICO Corporation
         Thomas S. Irwin
           (954) 987-4000 ext. 7560
         Victor H. Mendelson
           (305) 374-1745 ext. 7590